Exhibit 99.1

TIB FINANCIAL CORP. To Present At the Keefe, Bruyette & Woods 9th Annual Community Bank Investor Conference: Investors May Listen to the Live Webcast

Naples, Fla., July 28 – TIB Financial Corp. (Nasdaq: TIBB) will address analysts and investors attending the Keefe, Bruyette & Woods 9th Annual Community Bank Investor Conference at 2:00 p.m. EDT on July 30, 2008.  Thomas J. Longe, Chairman and Chief Executive Officer, Edward V. Lett, Vice Chairman and President, and Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, will discuss TIBB strategy, recent business developments and market opportunities.  The conference can be viewed via web cast at http://cc.talkpoint.com/KEEF001/072908a_ak/.  You may also access the web cast by going to our web site at www.tibfinancialcorp.com.  A schedule of the speakers will be posted on Keefe, Bruyette & Woods’ web site prior to the conference.  On each day of the conference, there will be live audio with visual presentations.  A replay of the web cast will also be retained on our web site.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.6 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Sebring, and Venice.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas.  The  companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions.  To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com, www.bankofvenice.com  and www.naplescapitaladvisors.com  respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts, and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com.  For more information, contact Thomas J. Longe, Chairman and Chief Executive Officer or Edward V. Lett, Vice Chairman and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties.  Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.